                                                                   Exhibit 10.60

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 11th day of March, 2000 among Shirk, Inc., an Indiana corporation ("Shirk"), IBL, L.L.C., an Indiana limited liability company ("IBL") (Shirk and IBL, collectively, "Seller"), and (only as to Section 11.9) William Shirk Poorman and William G. Mays, each an individual residing in the State of Indiana, and Radio One, Inc., a Delaware corporation ("Buyer").

                                    Recitals
                                    --------

     Seller owns and operates the following broadcast stations (collectively, the "Stations") pursuant to certain licenses, permits and authorizations (the "FCC Authorizations") issued by the Federal Communications Commission (the "FCC"):

     Radio Stations:
       WHHH(FM), Indianapolis, Indiana
       WBKS(FM), Greenwood, Indiana
       WYJZ(FM), Lebanon, Indiana

     Television Station:
       W53AV, Indianapolis, Indiana (Channel 53)
       Construction Permit for W65DW, Indianapolis, Indiana (Channel 65)
       (W53AV and the Construction Permit for W65DW may sometimes be referred to collectively herein as "Station W53AV/W65DW")

     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below), subject to the terms and conditions of this Agreement.

                                   Agreement
                                   ---------

     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1:  SALE AND PURCHASE
            -----------------

     1.1  Station Assets.  Except for Excluded Assets as defined in Section 1.2,
          --------------
and subject to and in reliance upon the representations, warranties and agreements herein set forth, and to the terms and conditions herein contained, Seller shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined) all right, title and interest of Seller in all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including its business and goodwill used or held for use in the business or operation of the Stations (collectively, the "Station Assets"). Without limiting the foregoing, the Station Assets shall include the following:

          (a) FCC Authorizations.  All of the FCC Authorizations issued with
              ------------------
respect to the Stations, including without limitation all rights in and to the Stations' call letters and any variations thereof, and all of those FCC Authorizations listed and described on Schedule 1.1(a) attached hereto, and all
                                       ---------------
applications therefor, together with any renewals or extensions thereof and additions thereto.

          (b) Tangible Personal Property.  All interests of Seller as of the
              --------------------------
date of this Agreement in all equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description, used or held for use in connection with the business or operation of the Stations, including without limitation those listed and described on

Schedule 1.1(b) attached hereto, and any additions and improvements thereto
---------------
between the date of this Agreement and the Closing Date (collectively, the "Tangible Personal Property").

          (c) Real Property.  All interests of Seller as of the date of this
              -------------
Agreement in all land, leaseholds, licenses, rights-of-way and other interests of every kind and description in and to all of the real property and buildings and other improvements thereon, used or held for use in the business or operation of the Stations, including without limitation those listed and described on Schedule 1.1(c) attached hereto, and any additions and improvements
             ---------------
thereto between the date of this Agreement and the Closing Date (collectively, the "Real Property").

          (d) Time Sales Agreements.  Those obligations of Seller that exist on
              ---------------------
the Closing Date for the sale of air time on the Stations for cash that are:
(i) listed on Schedule 1.1(d) attached hereto; or (ii) cancelable without
              ---------------
penalty on no more than 15 days notice.

          (e) Station Contracts.  Those contracts and agreements used in
              -----------------
connection with the business or operation of the Stations that are: (i) listed on Schedule 1.1(e) attached hereto or (ii) entered into after the date hereof in
   ---------------
compliance with Section 4.1(b) (the "Station Contracts").

          (f) Intangible Property.  All interests of Seller as of the date of
              -------------------
this Agreement in all trademarks, trade names, service marks, copyrights, franchises, patents, jingles, slogans, logotypes and other intangible rights, used or held for use in connection with the business or operation of the Stations, including without limitation all right, title and interest in and to the marks consisting of the Stations' call letters and any variations thereof, and all of those listed and described on Schedule 1.1(f) attached hereto, and
                                         ---------------
those acquired by Seller between the date hereof and the Closing Date (collectively and together with the Websites (defined below), the "Intangible Property").

          (g) Programming and Copyrights.  All interests of Seller as of the
              --------------------------
date of this Agreement in all programs and programming materials and elements of whatever form or nature used or held for use in the business or operation of the Stations, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights used or held for use in the business or operation of the Stations, together with all such programs, materials, elements and copyrights acquired by Seller in the business or operation of the Stations between the date hereof and the Closing Date.

          (h) Files and Records.  All FCC logs and other records that relate to
              -----------------
the operation of the Stations, and all files and other records of Seller relating to the business or operation of the Stations and that do not relate solely to Seller's internal corporate or limited liability affairs (other than duplicate copies of such files ("Duplicate Records")), including without limitation all schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information concerning the Stations or the Station Assets.

          (i) Claims.  Any and all claims and rights against third parties if
              ------
and to the extent that they relate to the Station Assets, including, without limitation, all rights under manufacturers' and vendors' warranties.

          (j) Prepaid Items.  All deposits, reserves and prepaid expenses
              -------------
relating to the Stations and prepaid taxes relating to the Stations or the Station Assets listed on Schedule 1.1(j).

          (k) Goodwill.  All of Seller's goodwill in, and going concern value
              --------
of, the Stations.

          (l) Accounts Receivable.  All accounts receivable (including any notes
              -------------------
receivable and other receivables) of Seller with respect to the Stations as of the Closing Date.

          (m) Internet Websites.  Without limiting the foregoing, all interests
              -----------------
of Seller in any internet domain leases and domain names relating to the Stations, the unrestricted right to the use of HTML content located and publicly accessible from those domain names, and the "visitor" email data base for those sites (collectively, the "Websites").

     1.1A  Permitted Encumbrances.  The Station Assets shall be sold and
           ----------------------
conveyed to Buyer free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, "Liens") except: (i) liens for real estate taxes not yet due and payable for which Buyer receives a Purchase Price adjustment under Section 1.7; (ii) the post-Closing obligations of Seller which Buyer will assume pursuant to Section
1.3 under the Station Contracts and (iii) solely with respect to Real Property, the Ordinary Exceptions (defined below) (collectively in the case of (i), (ii) and (iii) above the "Permitted Encumbrances"). "Ordinary Exceptions" means the following, but only if and to the extent not at any time adversely affecting the current and intended use of the properties or requiring the removal or alteration of the presently existing structures, or appurtenant structures thereon: (a) building and use restrictions of record; (b) vehicular or pedestrian easements of record affecting the properties and being contiguous to the front, rear or side lot lines; (c) water, sewer, gas, electric, cable television, and telephone lines or easements of record or as presently installed; (d) other imperfections of title which do not materially detract from the value or impair the use of the property subject thereto (collectively, the "Ordinary Exceptions").

     1.2  Excluded Assets.  There shall be excluded from the Station Assets and
          ---------------
retained by Seller to the extent in existence on the Closing Date, all (a) cash and cash equivalents, (b) publicly traded securities, (c) insurance policies (including all insurance proceeds of settlements and insurance claims made by Seller on or before the Closing Date, except as provided in Section 10.7 (Risk of Loss)), (d) any other contracts and agreements not included in the Station Contracts, (e) all pension, profit sharing and all other employee benefit plans,
(f) all claims, rights, and interest in and to any refunds for federal, state or local taxes to which Seller is entitled, (g) any Duplicate Records and (h) the assets listed on Schedule 1.2 hereto (the "Excluded Assets").
                 ------------

     1.3  Liabilities.  Buyer shall assume as of the Closing all liabilities
          -----------
relating to the business and operations of the Stations after the Closing under the Station Contracts (the "Assumed Obligations"). Except for the Assumed Obligations, Buyer shall not assume or be liable for any obligation or liability arising from the pre-Closing operation of the Stations (the "Retained Liabilities"). The Retained Liabilities include, without limitation: (i) any liability or obligation of Seller arising out of or relating to any contract, lease agreement, or instrument (other than the Assumed Obligations); (ii) any liability or obligation of Seller arising out of or relating to any employee benefit plan or otherwise relating to employment (including, but not limited to, any severance obligations due to employees who are terminated by Seller on or before the Closing Date and all employment obligations shall be brought current by Seller as of the Closing Date, including the payment of all accrued benefits and severance pay and all bonuses, whether or not such benefits or bonuses are due as of the Closing Date); (iii) any liability or obligation of Seller arising out of or relating to any litigation, proceeding or claim (whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date); (iv) any other liabilities, obligations, debts or commitments of Seller whatsoever whether accrued now or hereafter, whether fixed or contingent, whether known or unknown (except to the extent Seller is entitled to indemnification therefor from Buyer pursuant to Section 9.2(b) hereof); or
(v) any claims asserted against the Stations or any of the Station Assets relating to any event (whether act or omission) prior to the Closing Date, including without limitation, the payment of all taxes. Seller retains and shall hereafter pay, satisfy, discharge, perform and fulfill all Retained Liabilities as they become due, without any charge or cost to Buyer.

     1.4  Purchase Price.
          --------------

          (a) Amount.  The purchase price to be paid for the Station Assets
              ------
shall be $40 million, as adjusted pursuant to Section 1.7 hereof (the "Purchase Price").

          (b) Allocation.  The Purchase Price shall be allocated as follows:
              ----------

                    (i) $10 million, as adjusted pursuant to Section 1.7 (the "Shirk Amount") to Shirk for the WHHH(FM) Station Assets; and

                    (ii) $30 million, as adjusted pursuant to Section 1.7 (the "IBL Amount") to IBL for the other Station Assets, of which amount $27 million (as adjusted pursuant to Section 1.7) shall be allocated to the WBKS(FM) and WYJZ(FM) Station Assets and $3 million (as adjusted) shall be allocated to the Station W53AV/W65DW Station Assets.

          (c) Payment.  Upon Closing, the Purchase Price shall be paid as
              -------
follows:  (i) issuance of the Stock Consideration (defined below) to Shirk; and
(ii) payment of the IBL Amount in cash to IBL. Payment of cash shall be in immediately available funds pursuant to written instructions of the Seller to be delivered by Seller to Buyer at least three (3) business days prior to Closing.

          (d)  Definitions.  As used herein, the following terms have the
               -----------
following meanings:

          "Cash Flow Amount" means the amount of reported earnings before interest, taxes, depreciation and amortization of radio stations WHHH(FM), WBKS(FM) and WYJZ(FM) plus the addbacks described on Exhibit A hereto, all for
                                                     ---------
calendar year 1999.

          "Closing Price" means $68 per share of Buyer's Class A common stock (as appropriately adjusted to reflect any stock splits, stock dividends, or reclassifications of Buyer's Class A common stock, including a merger, consolidation or recapitalization).

          "Stock Consideration" means a number of shares of Buyer's Class A common stock equal to the Shirk Amount divided by the Closing Price.

          "Subscription" means a written subscription delivered by Shirk to Buyer in form and substance as set forth on Exhibit B attached hereto.
                                            ---------

          (e)  Audit.
               -----

          (i) Seller shall, at its option and expense, have an audit conducted by an accounting firm of its choice of the Cash Flow Amount (the "Audit"), provided that the Audit shall be completed by March 17, 2000. A copy of the Audit, together with copies of all working papers and other materials used in and generated by the Audit, and such other items relating to the Audit as Buyer shall reasonably request, shall be provided promptly to Buyer. If the Audit results in a Cash Flow Amount that is at least $1,700,000 and Buyer disagrees with such result, then Buyer may have an audit of the Cash Flow Amount conducted by an accounting firm of its choice (the "Buyer Audit") promptly after the results of the Audit are provided to Buyer, provided that the Buyer Audit shall be ordered no later than ten business days after the results of the Audit are provided to Buyer. In the event that the Buyer Audit results in a Cash Flow Amount that is less than $1,700,000, Seller and Buyer shall negotiate in good faith to attempt to agree on the Cash Flow Amount. If such an agreement is not reached within five (5) days of the date of completion of the Buyer Audit, then Buyer may terminate this Agreement upon written notice to Seller without further liability hereunder and the Deposit together with interest thereon shall be returned to Buyer.

          (ii) Without limiting Buyer's other rights under this Agreement, Seller shall timely make available to Buyer for review and/or audit all books and records necessary to calculate the Cash Flow Amount.

     1.5  Deposit.  Within one business day of the date of this Agreement, Buyer
          -------
shall deposit Two Million Dollars ($2,000,000) (the "Deposit") into escrow with Wilmington Trust Company (the "Escrow Agent"), pursuant to the Escrow Agreement of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit together with all interest thereon shall be paid to Seller as a partial payment of the Purchase Price. If this Agreement is terminated by Seller pursuant to Section 10.1(h) or 10.1(i), then the Deposit, together with any interest thereon, shall be disbursed to Seller as liquidated damages and such disbursement shall be the sole and exclusive remedy of Seller. Seller hereby waives all other legal and equitable rights and remedies it may otherwise have as a result of any breach or default by Buyer under this Agreement. If this Agreement is terminated without a Closing for any other reason, then the Deposit and all interest thereon shall be returned to Buyer. Seller and Buyer shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement.

     1.6  Allocation and Appraisal.  Concurrent with Closing, or, if later,
          ------------------------
within 90 days thereafter, Buyer and Seller will further allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in a manner consistent with Section 1.4(b) hereof and in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer may, at its election and expense prior to Closing, engage a broadcast property appraisal company to appraise the Station Assets. In the event Buyer does so, a copy thereof shall be provided to Seller.

     1.7  Adjustments.
          -----------

          (a) The operation of the Stations and the income and normal operating expenses attributable thereto through the date preceding the Closing Date (the "Adjustment Date") shall be for the account of Seller and thereafter for the account of Buyer, and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly. Expenses for goods or services received both before and after the Adjustment Date, power and utilities charges, frequency discounts, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date in accordance with generally accepted accounting principles. All special assessments and similar charges or liens imposed against the Owned Real Property and Tangible Personal Property in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted accordingly. One-half of the total amount owing as of the Adjustment Date pursuant to all leases of equipment or other personal property included in the Station Contracts (including without limitation for remaining rental payments due, early termination fees, amounts owing upon termination for purchase of equipment or other personal property leased or other costs incurred in connection with purchasing such leased equipment or other personal property free and clear of Liens) shall be the responsibility of Seller. To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Closing Date, Buyer and Seller shall conduct a final accounting and make any further payments, as required on a date mutually agreed upon, within ninety (90) days after the Closing.

          (b) With respect to trade, barter or similar agreements for the sale of time for goods or services ("Barter Agreements") assumed by Buyer pursuant to
Section 1.1(e), if any, if there exists on the date of assumption an aggregate negative barter balance (i.e., the amount by which the value of air time (based upon the Stations' then prevailing rates) to be provided exceeds the fair market value of goods or services to be received therefor), then, to the extent such excess is greater than $50,000 in the aggregate for all Stations, it will be treated as prepaid time sales and adjusted for as a proration in Buyer's favor. If, however, there exists on such date an aggregate positive barter balance (i.e., the amount by which the value of air time (based upon the Stations' then prevailing rates) to be provided is less than the fair market value of goods or services to be received therefor) with respect to Barter Agreements assumed by Buyer, there shall be no proration in Seller's favor.

          (c) Anything herein to the contrary notwithstanding, all sales commissions with respect to amounts collected by Seller with respect to the stations on or prior to the Adjustment Date shall be the responsibility of Seller and all sales commissions with respect to amounts collected by Buyer after the Adjustment Date shall be the responsibility of Buyer.

     1.8  Closing.  The consummation of the sale and purchase of the Station
          -------
Assets provided for in this Agreement (the "Closing") shall take place at a date and time mutually agreed upon by Buyer and Seller after the date of the FCC Consent pursuant to the FCC's initial order, but in no event later than the earlier of (a) nine months after the date the FCC gives public notice of the filing of the FCC Application (defined below) (the "Final Closing Date"), (b) ten business days after the date the FCC Consent becomes Final, or (c) at Buyer's election, upon ten days notice after the date the FCC Consent is granted by initial order, in any case subject to the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Articles 6 or 7 below (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing). Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

     1.9  FCC Application.
          ---------------

          (a) As soon as possible (but in no event later than ten business days after the date of this Agreement) Seller and Buyer shall file an application with the FCC (the "FCC Application") requesting the FCC's written consent to the assignment of the FCC Authorizations from Seller to Buyer or, at Buyer's option, to Buyer's wholly-owned subsidiary Radio One Licenses, Inc., pursuant to this Agreement. Seller and Buyer shall diligently take all steps that are necessary, proper or desirable to expedite the prosecution of the FCC Application to a favorable conclusion. Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Application, shall furnish all information required by the FCC, and shall be represented at all meetings or hearings scheduled to consider the FCC Application.

          (b) The FCC's written consent to the FCC Application is referred to herein as the "FCC Consent." For purposes of this Agreement, the term "Final" shall mean that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be
              --- ------
pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have
                                         --- ------
expired or otherwise terminated.

     1.10  Hart-Scott-Rodino.  As soon as possible (but in no event later than
           -----------------
ten business days after the date of this Agreement), Buyer and Seller shall prepare and file with the Federal Trade Commission and the United States Department of Justice any documents that may be necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") (including a request for early termination of the waiting period thereunder) and shall thereafter promptly furnish all materials thereafter requested by such agencies.

     1.11  Characterization of Transactions for Tax Purposes.  The transactions
           -------------------------------------------------
contemplated hereby will be reported for tax purposes as (i) a sale of assets, in the case of the acquisition of assets from IBL, and as (ii) a reorganization described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, in the case of the acquisition of assets from Shirk.

ARTICLE 2:  REPRESENTATIONS AND WARRANTIES OF SELLER
            ----------------------------------------

     To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     2.1  Organization.  Seller is duly organized and validly existing under the
          ------------
laws of the jurisdiction of its organization (as first set forth above). Seller has the requisite power and authority to own and operate the Stations, to carry on the Stations' business as now conducted by it, and to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered Seller pursuant hereto (collectively, the "Seller Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

     2.2  Authority.  The execution, delivery and performance of this Agreement
          ---------
and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3  No Conflicts.  Except as set forth in Schedule 2.3, neither the
          ------------                          ------------
execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the Station Assets under, the charter or other organizational documents of Seller, or, to the knowledge of Seller, any contract, lease, agreement or instrument, or any governmental license, permit or authorization, or any judgment, order, award or decree to which Seller is a party or any of the Station Assets is subject or by which Seller is bound, or any statute, other law or regulatory provision affecting Seller or the Station Assets; or

          (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act and the Communications Act (defined below).

     2.4  Financial Statements.
          --------------------

          (a) Seller has furnished Buyer with audited financial statements used by Seller in the preparation of its federal and state tax returns and copies of its filed federal and state tax returns for fiscal years 1996, 1997 and 1998 as well as unaudited monthly financial statements for the period from January 1, 1999 through December 31, 1999. Pursuant to Section 4.2, Seller will, each month, furnish to Buyer unaudited monthly financial statements for the preceding calendar month as well as financial statements for the year to date period. In addition, Seller will deliver financial statements for the comparable month and year to date period for the previous calendar year. So, for example, on January 30, Seller would deliver financial statements for the following periods: (i) December, 1999; (ii) January 1, 1999 through December 31, 1999; (iii) December, 1998; and (iv) January 1, 1998 through December 31, 1998. The financial statements described in the preceding sentences and in Section 4.2 shall be collectively referred to as "Financial Statements". Except in the case of interim and monthly financial statements for normal year end adjustments, the Financial Statements: (x) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods; (y) fairly present Seller's financial position, income, expenses, assets, liabilities, and the results of operations of the Stations as of the dates and for the periods indicated; and
(z) properly and fairly disclose and allocate all transactions by or between Seller and any affiliate. There has been no material adverse change in the business, assets, properties or condition (financial or otherwise) of the Stations since the preparation of the most recent annual or monthly Financial Statement. To the knowledge of Seller, no event has occurred that would make any Financial Statement misleading in any material respect.

          (b) To the knowledge of Seller, except as reflected in the balance sheets included in the Financial Statements dated December 31, 1999, including the notes thereto or otherwise disclosed in this Agreement or the schedules hereto, and except for the current liabilities and obligations incurred in the ordinary course of business of the Stations (not including for this purpose any tort-like liabilities or breach of contract) since the date of this most recent balance sheet, there exist no liabilities or obligations of Seller, contingent or absolute, matured or unmatured, known or unknown. Since the December 31, 1999 balance sheet: (i) Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise), except in the ordinary course of business and consistent with past business practices; (ii) there has not been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices; (iii) there has not occurred any sale of or loss or material injury to the business, or any material adverse change in the business or in the condition (financial or otherwise) of the Stations; (iv) Seller has operated the business in the ordinary course; (v) except as set forth in Schedule 2.4(b), Seller has not
                                            ---------------
increased the salaries or any other compensation of any of its employees or agreed to the payment of any substantial bonuses except in the ordinary course of business consistent with past practices; and (vi) Seller has not entered into any contract, agreement or transaction with any affiliate. The monthly balance sheets: (x) have been prepared on a consistent basis throughout the periods involved and as compared with prior periods; and (y) fairly present Seller's financial position, income, expenses, assets, liabilities, and the results of operations of the Stations as of the dates and for the periods indicated, subject to year end adjustments which do not materially affect the operations of Seller.

     2.5  Taxes.  Seller has, in respect of the Stations' business, filed all
          -----
foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable. To the knowledge of Seller, all monies required to be withheld by Seller from employees of the Stations for income taxes, social security and other payroll taxes have been collected or withheld, and paid to the appropriate governmental authorities.

     2.6  Station Assets.  The Station Assets constitute all the assets used or
          --------------
held for use in the business or operation of the Stations. Except as set forth in Schedule 2.6, Seller has good and marketable title to the Station Assets,
   ------------
free and clear of Liens, except for Permitted Encumbrances. Upon delivery to Buyer at Closing of the documents contemplated by Section 8.1(a), Seller will thereby transfer to Buyer good and marketable title to the Station Assets, free and clear of Liens, except for Permitted Encumbrances.

     2.7  FCC Authorizations.
          ------------------

          (a) Seller is the holder of the FCC Authorizations listed and described on Schedule 1.1(a). Such FCC Authorizations constitute all of the
             ---------------
licenses and authorizations required under the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations and policies of the FCC for, and used in the operation of, the Stations. The FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. Except as set forth in Schedule
                                                                      --------
2.7(a), there is not pending or, to the knowledge of Seller, threatened any
------
action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the knowledge of Seller, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or the Stations. The Stations are operating in material compliance with the FCC Authorizations, the Communications Act, and the rules, regulations and policies of the FCC.

          (b) All reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by Seller with respect to the Stations have been timely filed and paid. All such reports and filings are accurate and complete in all material respects. Seller maintains public files for the Stations as required by FCC rules. With respect to FCC licenses, permits and authorizations, Seller is operating only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and Seller is meeting the conditions of each such FCC Authorization in all material respects.

          (c) Seller is aware of no facts indicating that Seller is not in material compliance with all requirements of the FCC, the Communications Act, or any other applicable federal, state and local statutes, regulations and ordinances. To Seller's knowledge, there are no facts, and Seller has received no notice or communication, formal or informal, indicating that the FCC is considering revoking, suspending, canceling, rescinding or terminating any FCC Authorization.

          (d) Except as set forth in Schedule 2.7(d), the operation of the
                                     ---------------
Stations does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz" (ANSI/IEEE C95.1-1992) issued by the American National Standards Institute, adopted by the FCC effective October 15, 1997, and described in OET Bulletin No.
65. Renewal of the FCC Authorizations would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.
                                      -- ---

          (e) Seller has no cable carriage agreements for Station W53AV/W65DW with cable systems. To the extent must carry rights are available to Station W53AV/W65DW, Seller has made valid must carry elections or has valid retransmission consent agreements with each cable system located in the market in which such Station operates (and all such elections, agreements and systems are listed on Schedule 2.7(e)), and complete and correct copies of such
              ---------------
elections and agreements have been provided to Buyer.

          (f) Seller has timely made all filings necessary to obtain, protect and preserve the rights of Station W53AV/W65DW arising out of the FCC's transition to digital television ("DTV"), including without limitation any filings necessary for Station W53AV/W65DW to obtain a Class A television license. Except as listed on Schedule 2.7(f), Station W53AV/W65DW is not
                              ---------------
adversely affected by other DTV facilities, and Seller has not filed at the FCC a displacement application.

          (g) Each communications tower structure used in the operation of the Stations (whether owned or leased) has been registered under the rules and regulations of the FCC, and the Federal Aviation Administration has issued a determination of no hazard to air navigation with respect to each such tower for which such a determination is required.

     2.8  Real Property.  Schedule 1.1(c) contains a description of all real
          -------------   ---------------
property used, held for use, or anticipated to be used or held for use, in the business or operation of the Stations. Seller has, or has the right to acquire, good and marketable fee simple title to all owned Real Property ("Owned Real Property"), including all real property described on Schedule 1.1(c) as owned,
                                                     ---------------
and including all buildings and other improvements thereon.  Schedule 1.1(c)
                                                             ---------------
lists each lease or similar agreement under which Seller is lessee or licensee of, or holds, uses or operates, or anticipates that it will hold, use or operate, any real property in the business or operation of the Stations (the "Real Property Leases"). The Owned Real Property includes, and the Real Property Leases provide, sufficient access to the Stations' facilities without the need to obtain any other access rights. Neither the whole nor any part of any Real Property is subject to any pending or, to the knowledge of Seller, threatened suit for condemnation or other taking by any public authority. All buildings and other improvements included in the Real Property are in good operating condition and repair (ordinary wear and tear excepted), and free from material defect or damage, and, to Seller's knowledge, comply with applicable zoning, health and safety laws and codes. Seller has delivered to Buyer copies of all title insurance policies, if any, in its possession that are applicable to the Real Property. Schedule 1.1(c) contains a description of all Real
                       ---------------
Property anticipated to be used in connection with the Improvement Application and the WYJZ CP (each defined below), together with a summary of Seller's rights in and to such Real Property.

     2.9  Personal Property.  Schedule 1.1(b) contains a list of all machinery,
          -----------------   ---------------
equipment, vehicles, furniture and other tangible personal property owned by Seller and used or held for use in the business or operation of the Stations. Each material item of Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is free from material defect or damage, is functioning in the manner and purposes for which it was intended, and has been maintained in accordance with industry standards.

     2.10  Contracts.  Each of the Station Contracts (including without
           ---------
limitation each of the Real Property Leases) constitutes a valid and binding obligation of Seller and, to the knowledge of Seller, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally) and is in full force and effect and (except as set forth in Schedule 2.3 and except for
                                                     ------------
those Station Contracts which by their terms will expire prior to the Closing Date or will be otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to the Buyer pursuant to this Agreement, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has performed its obligations under each of the Station Contracts, and Seller is not in, or alleged to be in, breach or default under any of the Station Contracts, and, to the knowledge of Seller, no other party to any of the Station Contracts has breached or defaulted thereunder, and to the knowledge of Seller, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the knowledge of Seller, by any such other party. Complete and correct copies of each of the Station Contracts, together with all amendments thereto, have been delivered to Buyer by Seller. Except as set forth in Schedule 2.10, none of the Station Contracts (including without limitation
   -------------
the Real Property Leases and Time Sales Agreements) is between Seller and an affiliate. Any Real Property Leases for which renewal rights, options or elections exist have been duly and validly renewed as set forth in such leases and are currently in effect for the renewal terms set forth therein, and no notice of termination or non-renewal has been received with respect to such leases.

     2.11  Intangible Property.  To the knowledge of Seller, Seller has all
           -------------------
right, title and interest in and to all Intangible Property necessary to the conduct of the business and operations of the Stations as presently operated.

Schedule 1.1(f) contains a description of all material Intangible Property.
---------------
Seller has received no notice of any claim that any Intangible

Property or the use thereof conflicts with, or infringes upon, any rights of any third party (and there is no basis for any such claim of conflict). The Stations have the sole and exclusive right, or a license, to use the Intangible Property. To the knowledge of the Seller, no service provided by the Stations or any programming or other material used, broadcast or disseminated by the Stations infringes upon any copyright, patent or trademark of any other party.

     2.12  Employees.  Schedule 2.12 contains a list of all Stations' employees
           ---------   -------------
and their position and rate of compensation, and a list of all Seller's employee benefit plans. Seller has delivered to Buyer copies of all Seller's handbooks, policies and procedures relating to Stations' employees, if any. Seller has received no notice that it is not in compliance with, and Seller has to its knowledge complied with, all labor and employment laws, rules and regulations applicable to the Stations' business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining. Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There is no (i) unfair labor practice charge or complaint against Seller in respect of the Stations' business pending or to the knowledge of Seller, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, or (ii) strike, dispute, request for representation, slowdown or stoppage pending, or to the knowledge of Seller, threatened in respect of the Stations' business. Buyer shall have the right, but not the obligation, to offer employment to any of the Stations' employees concurrent with Closing.

     2.13  Compliance with Law.  To the knowledge of Seller, Seller has complied
           -------------------
with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the Station Assets, the Stations or the Stations' business. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller in respect of the Station Assets, the Stations or the Stations' business. To the knowledge of Seller, there are no claims or investigations pending or threatened against Seller in respect of the Station Assets, the Stations or the Stations' business. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller which questions the legality or propriety of the transactions contemplated by this Agreement.

     2.14  Insurance.  Seller maintains insurance policies relating to the
           ---------
Stations bearing the policy numbers, for the terms, with the companies, in the amounts, providing the general coverage set forth on Schedule 2.14 hereto. All
                                                     -------------
of such policies are in full force and effect and Seller is not in default thereunder. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

     2.15  Environmental.  Seller has not and, to the knowledge of Seller, no
           -------------
other party has, generated, stored, transported or released (each a "Release") on, in, from or to the assets or properties of the Stations any hazardous or toxic substance or waste (including without limitation petroleum products) or other material regulated under any applicable environmental, health or safety law (each a "Contaminant"). Neither the Stations nor any of the Station Assets is subject to any order from or agreement with any governmental authority or private party respecting (i) any environmental, health or safety law, (ii) any environmental clean-up, removal, prevention or other remedial action or (iii) any obligation or liability arising from the Release of a Contaminant. Neither the Stations nor any of the assets or properties of the Stations includes any underground storage tanks or surface impoundments or any polychlorinated biphenyls. To the knowledge of Seller, neither the Stations nor any of the assets or properties of the Stations includes any asbestos containing material. Seller has not received in respect of the Stations or any assets or properties of the Stations any notice or claim to the effect that it is or may be liable as a result of the Release of a Contaminant. To the knowledge of Seller, neither the Stations nor any of their assets or properties are the subject of any investigation by any governmental authority with respect to a Release of a Contaminant. Seller has delivered to Buyer copies of all environmental surveys, analyses and assessments in its possession relating to any of the Real Property, if any.

     2.16  No Finder.  No broker, finder or other person is entitled to a
           ---------
commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Seller or any party acting on Seller's behalf.

     2.17  Year 2000 Compliance.  To the knowledge of Seller, all of the Station
           --------------------
Assets (including all systems, machinery, information technology, computer software and hardware, and other data sensitive technology) are operating without error or interruption related to date data (meaning data or input that includes an indication of or reference to a date) and without other problems commonly referred to as "year 2000 problems."

     2.18  Disclosure.  With respect to Seller, the Stations and the Station
           ----------
Assets, to the knowledge of Seller, this Agreement and the Seller Ancillary Agreements do not and will not contain any untrue statement of material fact or omit to state a material fact required to made in order to make the statements herein and therein not misleading in light of the circumstances in which they are made.

ARTICLE 3:  REPRESENTATIONS AND WARRANTIES OF BUYER
            ---------------------------------------

     To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     3.1  Organization.  Buyer is duly organized, validly existing and in good
          ------------
standing under the laws of the jurisdiction of its organization (first set forth above). Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

     3.2  Authority.
          ---------

          (a) The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) Upon issuance of the Stock Consideration at Closing, the shares comprising the Stock Consideration will be duly authorized, validly issued and fully paid and non-assessable.


     3.3  No Conflicts.  Neither the execution and delivery by Buyer of this
          ------------
Agreement and the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will: (i) conflict with the charter or other organizational documents of Buyer or any law, regulation, judgment, order or decree to which Buyer is subject; (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act and the Communications Act; or (iii) cause a breach or default under any agreement of Buyer that would have a material adverse affect on Buyer's ability to consummate this Agreement.

     3.4  No Finder.  No broker, finder or other person is entitled to a
          ---------
commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf, except Media Services Group, whose fee shall be paid by Buyer.

     3.5  Qualification.  Buyer is qualified under the Communications Act and
          -------------
the rules, regulations and policies of the FCC, including those with respect to multiple ownership/duopoly, to hold the FCC Authorizations and to own and operate the Stations. To the knowledge of Buyer, there are no facts which would disqualify Buyer as an assignee of the FCC Authorizations or as the owner and operator of the Station Assets. No waiver of any FCC rule or policy in effect as of the date hereof is required for the grant of the application for the assignment of the FCC authorizations to Buyer.

     3.6  Availability of Funds.  Buyer has available as of the date hereof
          ---------------------
sufficient funds to enable it to pay the Deposit as called for herein and it will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated herein.

     3.7  Litigation.  There is no claim, litigation, proceeding or
          ----------
investigation pending or, to the knowledge of Buyer, threatened, that could reasonably be expected to materially adversely affect Buyer's ability to perform its obligations pursuant to this Agreement.

ARTICLE 4:  COVENANTS OF SELLER
            -------------------

     Seller covenants and agrees that from the date hereof until the completion of the Closing:

     4.1  Operation of the Business.
          -------------------------

          (a) Seller shall: (i) continue to carry on the business of the Stations and keep their books and accounts, records and files in the usual and ordinary manner in which the business has been conducted in the past; (ii) operate the Stations in accordance with the terms of the FCC Authorizations and in material compliance with the Communications Act, FCC rules, regulations and policies, and all other applicable laws, rules and regulations, and maintain the FCC Authorizations in full force and effect and timely file and prosecute any necessary applications for renewal of the FCC Authorizations; (iii) use commercially reasonable efforts to (1) preserve the business organization of the Stations intact, (2) retain substantially as at present the Stations' employees, consultants and agents, and (3) preserve the goodwill of the Stations' suppliers, advertisers, customers and others having business relations with it;
(iv) keep all Tangible Personal Property and Real Property in good operating condition (ordinary wear and tear excepted) and repair and maintain adequate and usual supplies of inventory, office supplies, spare parts and other materials as have been customarily maintained in the past; (v) preserve intact the Station Assets and maintain in effect its current insurance policies with respect to the Stations and the Station Assets; and (vi) collect the Stations' accounts receivable only in the ordinary course of business consistent with past practice. Nothing contained in this Agreement shall give Buyer any right to control the programming, operations or any other matter relating to the Stations prior to the Closing, and Seller shall have complete control of the programming, operations and all other matters relating to the Station up to the Closing.

          (b) Notwithstanding Section 4.1(a), Seller shall not, without the prior written consent of Buyer: (i) sell, lease, transfer, or agree to sell, lease or transfer, any Station Assets, except for non-material sales or leases in the ordinary course of business of items which are being replaced by assets of comparable or superior kind, condition and value; (ii) grant any raises to employees of the Stations or pay any substantial bonuses, except in the ordinary course of business and consistent with past practices, or enter into any contract of employment with any employee or employees of the Stations; (iii) amend or terminate any existing time sales contracts with respect to the Stations except in the ordinary course of business; (iv) amend, terminate or, by any act or omission, breach or default on any of the Station Contracts, or enter into any contract, lease or agreement with respect to the Stations except those entered into in the ordinary course of business and with parties other than affiliates of Seller which have an obligation of no more than $5,000 individually and $50,000 in the aggregate; (v) by any act or omission cause any representation or warranty set forth in

Article 2 to become untrue or inaccurate; or (vi) settle, discount or otherwise reduce the amount receivable in respect of any of the Stations' accounts receivable, except in the ordinary course of business and consistent with past practice.

          (c) Without limiting the foregoing:

          (i) Seller shall continue to diligently prosecute, and at the Closing shall assign to the Buyer its rights to prosecute, its pending FCC application to improve the facilities of radio station WBKS(FM) (FCC File No. BPH-980904IE) (the "Improvement Application"), and shall take no action to dismiss, and shall vigorously oppose the dismissal of, such application.

          (ii) for all FCC applications with respect to the Stations, including the Improvement Application, Seller shall timely respond to all FCC inquiries, timely provide Buyer copies of all documents prepared or received by it that relate thereto, otherwise keep Buyer informed of the status thereof, and consult with Buyer in advance regarding Seller's actions in connection therewith.

          (iii) Seller shall timely make all filings necessary to preserve the rights of Station W53AV/W65DW arising out of the FCC's transition to DTV, including without limitation any filings necessary for Station W53AV/W65DW to obtain a Class A television license. If Station W53AV/W65DW will be adversely affected by other DTV facilities, prior to Closing Seller shall file and prosecute at the FCC a displacement application requesting a new channel at maximum allowable power.

          (iv) Seller shall cooperate with Buyer with respect to each of the foregoing matters in this Section 4.1(c), provide Buyer with copies of all material items of correspondence relating thereto, and provide Buyer with copies of all documents, reports, analyses or other items relating thereto requested by Buyer.

     4.2  Reports.  Seller shall furnish to Buyer by the 30th day after the end
          -------
of each calendar month for such calendar month: (a) monthly Financial Statements for Seller, and (b) such other reports as Buyer may reasonably request relating to Seller (except that the Financial Statements for January, 2000 shall be furnished to Buyer by March 17, 2000). Except for normal year end adjustments, each of the Financial Statements delivered pursuant to this Section shall have been prepared in accordance with generally accepted accounting principles consistently applied during the periods covered (except as disclosed therein).

     4.3  Access.  Between the date hereof and the Closing Date, Seller shall
          ------
give Buyer and the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer reasonable access to all Station Assets, employees of Seller and the Stations, accounts, books, records, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable of Seller relating to the Stations, and any other information concerning the affairs of the Stations as Buyer may reasonably request. It is expressly understood that, pursuant to this Section, Buyer, at its expense, shall be entitled to conduct such inspections and reviews of the Stations, the Station Assets, and financial records relating to the Stations as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Stations. No inspection or investigation made by or on behalf of Buyer, or Buyer's failure to make any inspection or investigation, shall affect Seller's representations, warranties and covenants hereunder or be deemed to constitute a waiver of any of those representations, warranties and covenants. Immediately after the date hereof, Seller shall also cooperate, and shall cause its accountants to cooperate, with Buyer to conduct an audit by Buyer's independent accountants at Buyer's expense of the Financial Statements for the Stations for the years 1996, 1997, 1998 and 1999, and Buyer may disclose such financial statements provided or created hereunder in reports filed by Buyer with any governmental or regulatory authority, including the Securities and Exchange Commission. Buyer shall provide copies of any such financial statements in advance of disclosure and, in the event Seller shall reasonably object to the contents of such disclosure of its financial statements, Seller and Buyer shall negotiate in good faith to attempt to agree on the form of such disclosure, provided that Buyer shall in all events have the right to proceed with such disclosure in the event an agreement is not reached. Seller acknowledges that in responding and negotiating as set forth in the previous sentence, time is of the essence.

     4.4  Consents.  Seller shall use commercially reasonable efforts to obtain
          --------
all of the consents noted on Schedule 2.3 hereto.  If Seller does not obtain a
                             ------------
consent required to assign a Station Contract hereunder, Buyer shall not be required to assume such Station Contract. Marked with an asterisk on Schedule
                                                                      --------
2.3 are those consents the receipt of which is a condition precedent to Buyer's
---
obligation to close under this Agreement (the "Required Consents"). Seller shall obtain the Required Consents prior to Closing.

     4.5  Estoppel Certificates; Title Insurance; Liens.  Seller, at Seller's
          ---------------------------------------------
expense, will obtain and deliver to Buyer: (i) written estoppel certificates (the "Estoppel Certificates") duly executed by the lessors under the Real Property Leases, in form and substance satisfactory to Buyer; (ii) commitments from a title company acceptable to Buyer to issue to Buyer at standard rates ALTA extended coverage owner's and leasehold title insurance policies with respect to the owned Real Property and with respect to those parcels of leased Real Property marked with a dagger (+) on Schedule 1.1(c) with no exceptions
                                          ---------------
other than the Liens listed on Schedule 2.6 (all of which shall be discharged and released by Seller at or before Closing) and Permitted Encumbrances (the "Title Commitments"); and (iii) an ALTA survey of each parcel of Owned Real Property satisfactory to cause the removal of any standard exceptions or conditions to the Title Commitments (the "Surveys"). The Estoppel Certificates and Surveys shall be dated within fifteen days prior to Closing. The Title Commitments shall be delivered within thirty days of the date of this Agreement and shall be updated within fifteen days prior to Closing.

     4.6  Environmental.  Following the execution of this Agreement, at Buyer's
          -------------
expense, Buyer may engage engineering or environmental assessment firms to perform one or more Phase I, Phase II or other environmental assessments for any or all of the Real Property (collectively, the "Environmental Assessments"). Seller shall cooperate, and shall use reasonable efforts to ensure that any lessor or other person in control of any of the Real

Property shall also cooperate, with Buyer and such firms in performing the Environmental Assessments. The Environmental Assessments shall initially be ordered promptly, but not later than thirty (30) days after the date hereof, it being understood that, so long as the initial Environmental Assessment for a piece of property has been ordered within such time, any follow-up Environmental Assessments need not be ordered within such time. Receipt of the Environmental Assessments shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller herein or waive any condition to Buyer's obligations herein. If any Environmental Assessment, including any follow-up Environmental Assessment, reveals the existence of Environmental Noncompliance (defined as any condition that renders Section 2.15 hereof untrue, misleading or inaccurate in any material respect) that can be remedied by the expenditure of One Million Dollars or less, Seller shall remedy the Environmental Noncompliance at its expense prior to the Closing and the Closing will otherwise take place in the manner and at the time provided for herein. In the event that the cost of remedying the Environmental Noncompliance will exceed One Million Dollars, Buyer may elect to: (a) proceed with the Closing with a Purchase Price reduction in the amount of One Million Dollars, any additional cost of remedying the Environmental Noncompliance to be contributed by Buyer, and Seller shall have no further liability or obligation to Buyer with respect thereto, or (b) terminate this Agreement. Nothing in this Section or otherwise in this Agreement shall be construed as creating any third-party beneficiaries or any other rights in parties other than the parties hereto.

ARTICLE 5:  COVENANTS OF BUYER AND SELLER
            -----------------------------

     Buyer and Seller covenant and agree that from the date hereof until the completion of the Closing:

     5.1  Representations and Warranties.  Each party shall give the other
          ------------------------------
detailed written notice promptly upon learning of the occurrence of any event that would cause or constitute a breach (or would have caused a breach had such event occurred or been known to it prior to the date hereof) of any of its representations and warranties contained in this Agreement.

     5.2  Notice of Proceedings.  Each party shall promptly notify the other in
          ---------------------
writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

     5.3  WYJZ Tower Construction.  Seller shall proceed diligently with
          -----------------------
construction of the tower site identified in the Construction Permit issued with respect to WYJZ-FM (FCC File No. BPH-981113IH) (the "WYJZ CP") consistent with the budget provided by Seller to Buyer. The cost of such construction shall be shared equally by Buyer and Seller, provided that Buyer's obligation shall not exceed $75,000 without its prior written consent.

ARTICLE 6:  CONDITIONS TO THE OBLIGATIONS OF SELLER
            ---------------------------------------

     The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

     6.1  Representations, Warranties and Covenants.  Each of the
          -----------------------------------------
representations and warranties of Buyer contained in this Agreement shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects, except to the extent changes are permitted or contemplated pursuant to this Agreement. Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by an officer of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in this Section 6.1 have been satisfied.

     6.2  Proceedings.  Neither Seller nor Buyer shall be subject to any
          -----------
restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby. In the event such a restraining order or injunction is in effect, this Agreement may not be abandoned by Seller pursuant to this Section 6.2 prior to the Final Closing Date, but the Closing shall be delayed during such period. This Agreement may be abandoned after the Final Closing Date if such restraining order or injunction remains in effect.

     6.3  FCC Consent.  The FCC Consent shall have been granted by the FCC by
          -----------
initial order.

     6.4  Hart-Scott-Rodino.  If applicable, the waiting period under the HSR
          -----------------
Act shall have expired or been terminated.

     6.5  Deliveries.  Buyer shall have complied with its obligations set forth
          ----------
in Section 8.2.

ARTICLE 7:  CONDITIONS TO THE OBLIGATIONS OF BUYER
            --------------------------------------

     The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

     7.1  Representations, Warranties and Covenants.  Each of the
          -----------------------------------------
representations and warranties of Seller contained in this Agreement shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects except to the extent changes are permitted or contemplated pursuant to this Agreement. Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by an officer of Seller authorized on behalf of Seller to give such a certificate, to the effect that the conditions set forth in this Section 7.1 have been satisfied.

     7.2  Proceedings.  Neither Seller nor Buyer shall be subject to any
          -----------
restraining order
or injunction restraining or prohibiting the consummation of the transactions contemplated hereby. In the event such a restraining order or injunction is in effect, this Agreement may not be abandoned by Buyer pursuant to this Section
7.2 prior to the Final Closing Date, but the Closing shall be delayed during such period. This Agreement may be abandoned after such date if such restraining order or injunction remains in effect.

     7.3  FCC Consent. The FCC Consent shall have been granted by the FCC by
          -----------
Final order, without any conditions materially adverse to Buyer.

     7.4  Hart-Scott-Rodino.  If applicable, the waiting period under the HSR
          -----------------
Act shall have expired or been terminated.

     7.5  Deliveries.  Seller shall have complied with its obligations set forth
          ----------
in Section 8.1.

     7.6  Required Consents.  Seller shall have obtained all of the Required
          -----------------
Consents.

     7.7  Material Adverse Change.  No Station nor any material portion of the
          -----------------------
Station Assets shall have suffered a material adverse change since the date hereof, and there shall have been no changes since the date hereof in the business, operations, condition (financial or otherwise), properties, assets or liabilities of Seller, the Stations or any of the Station Assets, except changes contemplated by this Agreement and changes which are not (either individually or in the aggregate) materially adverse to the Stations.

     7.8  Cash Flow Amount.  The Cash Flow Amount determined pursuant to Section
          ----------------
1.4(e) shall be at least $1,700,000 and the Buyer Audit, if any, shall have been completed.

ARTICLE 8:  ITEMS TO BE DELIVERED AT THE CLOSING
            ------------------------------------

     8.1  Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer
          --------------------
duly executed by Seller or such other signatory as may be required by the nature of the document:

          (a) bills of sale, certificates of title, endorsements, assignments, general warranty deeds and other good and reasonably sufficient instruments of sale, conveyance, transfer and assignment, in form and substance reasonably satisfactory to Buyer, sufficient to sell, convey, transfer and assign the Station Assets to Buyer free and clear of Liens (other than Permitted Encumbrances) and to quiet Buyer's title thereto;

          (b) the Required Consents and any other consents obtained by Seller under Section 4.4;

          (c) certified copies of Seller's articles of incorporation, bylaws and resolutions authorizing the execution, delivery and performance by Seller of this Agreement, which shall be in full force and effect;

          (d) the certificate referred to in Section 7.1;

          (e) the Estoppel Certificates, Title Commitments and Surveys;

          (f) the Subscription in the form of Exhibit B hereto; and
                                              ---------

          (g) a tower site lease in form and substance reasonably satisfactory to Buyer for the antenna, STL and related transmission equipment at the tower site identified in the Construction Permit issued with respect to Station W53AV/W65DW (FCC File No. BPTTL-19981014JB).

     8.2  Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller:
          -------------------

          (a) the Purchase Price, which shall be paid in the manner specified in
Section 1.4;

          (b) an instrument or instruments of assumption of the Assumed Obligations in form and substance reasonably satisfactory to Buyer;

          (c) certified copies of Buyer's articles of incorporation, bylaws and resolutions authorizing the execution, delivery and performance by Buyer of this Agreement, including without limitation, the due authorization and issuance of the Stock Consideration, which shall be in full force and effect at the time of the Closing;

          (d) the certificate referred to in Section 6.1; and

          (e) the Registration Rights Agreement in the form of Exhibit C hereto.
                                                               ---------

ARTICLE 9:  SURVIVAL; INDEMNIFICATION
            -------------------------

     9.1  Survival.  All representations, warranties, covenants and agreements
          --------
contained in this Agreement, or in any certificate, agreement, or other document or instrument, delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive, for a period of twelve (12) months from the Closing Date and neither party shall have the right to assert a claim against the other with respect thereto after the expiration of such twelve month period, provided that: (a) any claim for which written notice has been given during such twelve month period shall survive until resolved, (b) the following provisions, and any indemnification obligations relating thereto, shall survive until the expiration of the applicable statute of limitations: Sections 1.3 (Assumed Obligations and Retained Liabilities), 1.6 (Allocation), 1.7 (Adjustments), 2.1 (Organization), 2.2 (Authority), 2.4 (Financial Statements),
2.8 (Real Property, but only with respect to Seller's title to owned Real Property and rights in leased Real Property), 3.1 (Organization), 3.2 (Authority), 10.3 (Expenses), and any obligation or liability arising from the post-Closing operation of the Stations by Buyer (collectively, the "Fundamental Provisions"), and (c) the Guaranty shall survive as provided in Section 11.9 hereof.

     9.2  Indemnification.
          ---------------

          (a) From and after Closing, Seller (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Buyer, the shareholders, directors, officers and employees of Buyer and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and their respective successors and assigns (collectively, the "Buyer Indemnitees") from, against and in respect of, and to reimburse the Buyer Indemnitees for, the amount of any and all Deficiencies (as defined in Section 9.3(a)); provided that, (i) except for the Fundamental Provisions (which shall not be subject to such limitation), Seller shall have no liability to Buyer hereunder until Buyer's aggregate Deficiencies exceed $250,000, provided that, once such amount is exceeded, all such Deficiencies shall be paid, (ii) the maximum liability of Seller to Buyer for breaches of the representations and warranties set forth in Section 2.15 shall be $1,000,000, and (iii) the maximum aggregate liability of Seller hereunder for Deficiencies shall be $3,000,000.

          (b) From and after Closing, Buyer (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Seller, the shareholders, directors, officers and employees of Seller and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Seller, and their respective successors and assigns (collectively, the "Seller Indemnitees") from, against and in respect of, and to reimburse the Seller Indemnitees for, the amount of any and all Deficiencies (as defined in Section 9.3(b)); provided that, (i) except for the Fundamental Provisions (which shall not be subject to such limitation), Buyer shall have no liability to Seller hereunder until Seller's aggregate Deficiencies exceed $250,000, provided that, once such amount is exceeded, all such Deficiencies shall be paid, and (ii) the maximum aggregate liability of Buyer hereunder for Deficiencies shall be $3,000,000 (provided that such aggregate liability limitation shall be increased to $10,000,000 for Deficiencies arising solely from a breach of Section 3.2(b) hereof).

     9.3  Deficiencies.
          ------------

          (a) As used in this Article 9, the term "Deficiencies" when asserted by Buyer Indemnitees or arising out of a third party claim against Buyer Indemnitees shall mean any and all losses, damages, liabilities and claims sustained by the Buyer Indemnitees and arising out of, based upon or resulting from: (i) any misrepresentation, breach of warranty, or any failure to comply with any covenant, obligation or agreement on the part of Seller contained in or made pursuant to this Agreement, including without limitation the Seller Ancillary Agreements; (ii) any failure by Seller to pay or perform any of the Retained Liabilities or any other liability or obligation relating to the operation of the Stations by Seller prior to Closing; or (iii) any litigation, proceeding or claim by any third party relating to the business or operation of the Stations prior to Closing. Such Deficiencies include without limitation any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined in Section 9.6 below)).

          (b) As used in this Article 9, the term "Deficiencies" when asserted by Seller Indemnitees or arising out of a third party claim against Seller Indemnitees shall mean any and all losses, damages, liabilities and claims sustained by the Seller Indemnitees and arising out of, based upon or resulting from: (i) any misrepresentation, breach of warranty, or any failure to comply with any covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement, including without limitation the Buyer Ancillary Agreements; (ii) any failure by Buyer to pay or perform any of the Assumed Obligations or any other liability or obligation relating to the operation of the Stations by Buyer after Closing; or (iii) any litigation, proceeding, or claim by any third party relating to the business or operation of the Stations after Closing. Such Deficiencies include without limitation any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined in Section 9.6 below)).

     9.4  Procedures.
          ----------

          (a) In the event that any claim shall be asserted by any third party against the Buyer Indemnitees or Seller Indemnitees (Buyer Indemnitees or Seller Indemnitees, as the case may be, hereinafter, the "Indemnitees"), which, if sustained, would result in a Deficiency, then the Indemnitees, as promptly as practicable after learning of such claim, shall notify the Indemnifying Party of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through legal counsel reasonably acceptable to the Indemnitees, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently.
The Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection at the expense of the Indemnitees. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party, without the prior written consent of the Indemnitees, unless: (A) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; (B) the Indemnitees are furnished with a full release from the party or parties asserting the claim; and
(C) the Indemnifying Party has the ability (financial or otherwise) to pay or perform such settlement or compromise. Unless the Indemnifying Party has elected not to defend against a claim, no settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnitees without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party has elected to defend against a claim, but the Indemnitee determines in good faith that there is a reasonable probability that such claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In the event that the Indemnitees assert the existence of any claim for Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. The parties agree that all such claims not disputed by the Indemnifying Party shall be paid in cash by the Indemnifying Party within thirty
(30) days after receiving notice of the claim. "Disputed Claims" shall mean claims by an Indemnitee which the Indemnifying Party objects to in good faith in writing within twenty (20) days after receiving notice of the claim. At the option of the Indemnitees, the Indemnitees may offset any established Deficiency or any portion thereof that has not been paid by the Indemnifying Party to the Indemnitees against any obligation the Indemnitees, or any of them, may have to the Indemnifying Party.

          (c) In the event there is a Disputed Claim, the parties shall attempt for a period of at least 20 days to negotiate in good faith a resolution of such Disputed Claim, including at least one meeting in person among an executive officer of Buyer and each Seller. In connection with resolution of such Disputed Claim, each party shall provide to the other such information, documents, records, engineering, schematics, compilations, analyses and reports relating to the Disputed Claim as shall be reasonably requested.

     9.5  Legal Expenses.  As used in this Article 9, the term "Legal Expenses"
          --------------
shall mean any and all fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any person identified herein and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

ARTICLE 10:  MISCELLANEOUS

     10.1  Termination.  This Agreement may be terminated at any time prior to
           -----------
Closing: (a) by the mutual consent of Seller and Buyer; (b) by any party hereto if the FCC has denied the approvals contemplated by this Agreement in an order which has become Final; (c) by Buyer as provided in Section 1.4(e) (Audit) or
Section 4.6 (Environmental) or Section 10.6 (Broadcast Transmission Interruption); (d) by Buyer as provided in Section 10.7 (Risk of Loss); (e) by Buyer or Seller if the Closing has not taken place by the Final Closing Date;
(f) by Buyer, if on the Closing Date Seller has failed to satisfy any of the conditions set forth in Section 7.1, 7.5, 7.6, 7.7 or 7.8; (g) by Buyer if Seller has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Buyer of such breach; (h) by Seller, if on the Closing Date Buyer has failed to satisfy either of the conditions set forth in
Section 6.1 or 6.5; or (i) by Seller if Buyer has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Seller of such breach. A termination pursuant to this Section 10.1 shall not relieve any party of any liability it would otherwise have for a breach of this Agreement.


     10.2  Specific Performance.  In the event of a breach or threatened breach
           --------------------
by Seller of
any representation, warranty, covenant or agreement under this Agreement, at Buyer's election, in addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach or threatened breach and, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required. The remedies provided Buyer in this Agreement shall be cumulative and shall not preclude the assertion by Buyer of any other rights or the seeking of any other remedies against Seller.

     10.3  Expenses.  Each party hereto shall bear all of its expenses incurred
           --------
in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith; provided, however, that: (i) Seller and Buyer shall each pay one-half of the FCC filing fees required to be paid in connection with the FCC Application; (ii) Seller shall be exclusively responsible for, and Buyer shall not have any liability or responsibility for, any sales or transfer taxes (including without limitation any real estate transfer taxes), arising from the transfer of the Station Assets to Buyer; and (iii) the HSR Act filing fee will be paid for by Buyer.

     10.4  Further Assurances.  From time to time prior to and after Closing,
           ------------------
each party hereto will execute all such instruments and take all such actions as any other party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered at Closing, and any and all actions which may reasonably be necessary to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

     10.5  Public Announcements.  Prior to Closing, neither party shall, without
           --------------------
the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as is customary for a public company or as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party. Notwithstanding the foregoing, the parties acknowledge that the rules and regulations of the FCC require that public notice of the transactions contemplated by this Agreement be made after the FCC Application has been filed with the FCC, and that such notice may be broadcast on the Stations without the advance consent of Buyer.

     10.6  Broadcast Transmission Interruption.  If before Closing the regular
           -----------------------------------
broadcast transmission of any of the Stations in the normal and usual manner is interrupted for a period of eight consecutive hours or more, Seller shall give the prompt written notice thereof to Buyer. Buyer shall then have the right, by giving written notice to Seller, to postpone (and if necessary re-postpone) the Closing to a date that is fifteen (15) days after the end of any such interruption. If regular broadcast transmission in the normal and usual manner is interrupted for a continuous period of eighteen (18) hours or more at any time prior to Closing (other than interruptions resulting from the loss of electrical power due to an act of God including, but not limited to, storms and lightning which do not exceed an aggregate of 48 hours), then (a) Seller immediately shall give written notice thereof to Buyer and (b) Buyer shall have the right, by giving written notice to Seller, to (i) terminate this Agreement, or (ii) postpone the Closing as provided above.

     10.7  Risk of Loss.  The risk of loss, damage or destruction to any of the
           ------------
Station Assets shall be borne by Seller at all times up to 12:01 a.m. local time on the Closing Date, and it shall be the responsibility of Seller to repair or cause to be repaired and to restore the property to substantially the operational and functional condition of such property prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any loss or damage to any of the Station Assets, Seller shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the thirtieth day after the occurrence of the loss or damage, Buyer at its option: (a) may elect to postpone Closing (including as needed beyond the Final Closing Date and this Agreement may not be terminated by Seller pursuant to Section 10.1(e) prior to the Final Closing Date, but the Closing shall be delayed during such period) until such time as the property has been completely repaired, replaced or restored (and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds; or (c) terminate this Agreement.

     10.8  Cooperation.  From the date of Closing and for a period of three (3)
           -----------
years thereafter, Seller shall preserve its books and records not included in the Station Assets and provide Buyer with such cooperation and access thereto as Buyer shall reasonably request in connection with Buyer's: (i) analysis and review of Financial Statements or information provided or created hereunder, or
(ii) preparation of any reports or analyses prepared by Buyer. Seller shall also make its accountants available (at Buyer's expense), including any opinions and financial statements relating to the Seller, to provide explanations of any documents or information provided hereunder and to permit disclosure of such information by Buyer, including disclosure to any governmental authority, including the Securities and Exchange Commission. In the event the Improvement Application has not been granted as of the Closing Date, Seller agrees to cooperate with and assist Buyer at Buyer's expense as reasonably requested in the prosecution thereof.


ARTICLE 11:  GENERAL PROVISIONS
             ------------------

     11.1  Successors and Assigns.  This Agreement shall be binding upon and
           ----------------------
inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of Buyer, and any such attempted assignment or delegation without such consent shall be void. Buyer may not assign any of its rights or delegate any of its duties hereunder in whole or in part without Seller's prior written consent and any such attempted assignment or delegation without Seller's consent will be null and void; provided, however, that Buyer may assign its rights or delegate its duties hereunder in whole or in part to any wholly owned subsidiary of Buyer, including by filing the FCC Application in the name of Radio One Licenses, Inc. as assignee of the FCC Authorizations, provided, however, that any such assignment or delegation shall not relieve Buyer of any of its liabilities or obligations hereunder.

     11.2  Amendments; Waivers.  The terms, covenants, representations,
           -------------------
warranties and conditions of this Agreement may be changed, amended, modified, waived, or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     11.3  Notices.  All notices, requests, demands and other communications
           -------
required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as follows:

if to Seller:    Shirk, Inc.
                 IBL, L.L.C.
                 6264 Lapas Trail
                 Indianapolis, IN  46268
                 Attn:  Bill Shirk Poorman
                 Facsimile No.:  317-328-3870

and              Mays Chemical Company, Inc.
                 P.O. Box 50915
                 Indianapolis, IN  46250-0915
                 Attn:  William G. Mays
                 Facsimile No.:  317-845-8410
with a copy (which shall not constitute notice) to:

                 Barnes & Thornburg
                 1313 Merchants Bank Building
                 11 South Meridian Street
                 Indianapolis, IN  46204
                 Attn:  Catherine L. Bridge
                 Facsimile No.:  (317) 231-7344

                 Richard Hayes, Esq.
                 8404 Lee's Ridge Road
                 Warrenton, VA 20186
                 Facsimile:  202-478-0048

                 Richard Carr, Esq.
                 5528 Trent Street
                 Chevy Chase, MD 20815
                 Facsimile:  301-718-8407

if to Buyer:     Radio One, Inc.
                 5900 Princess Garden Parkway, Suite 800
                 Lanham, MD  20706
                 Attn:  Alfred C. Liggins, President
                 Facsimile No.:  (301) 306-9638

with a copy (which shall not constitute notice) to:

                 Radio One, Inc.
                 5900 Princess Garden Parkway, Suite 800
                 Lanham, MD  20706
                 Attn:  Linda J. Eckard, General Counsel
                 Facsimile No.:  (301) 306-9638

and              Wiley, Rein & Fielding
                 1776 K Street, N.W.
                 Washington, D.C.  20006
                 Attn:  Dominic T. Bodensteiner
                 Facsimile No.:  (202) 719-7049

     Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.



     11.4  Captions.  The captions of Articles and Sections of this Agreement
           --------
are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     11.5  Governing Law.  This Agreement and all questions relating to its
           -------------
validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws.

     11.6  Entire Agreement.  This Agreement constitutes the full and entire
           ----------------
understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by all of the parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any party hereto.

     11.7  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

     11.8  Interpretation.  References herein to Seller shall be construed case
           --------------
by case to mean Shirk or IBL or either or both as the context requires to enable Buyer to obtain the fullest benefit of this Agreement, and Shirk and IBL shall be jointly and severally liable for all representations, warranties, agreements, covenants and other obligations arising hereunder.

     11.9  Guaranty.  William G. Mays and William Shirk Poorman, both
           --------
individuals residing in the State of Indiana (collectively the "Guarantors") hereby jointly and severally guarantee to Buyer the timely payment and performance in full of Seller's post-Closing indemnification obligations under this Agreement (the "Guaranteed Obligations"); provided, however that the aggregate liability of Guarantors under this Section shall not exceed $3,000,000, the Guaranteed Obligations shall not be subject to an additional $250,000 minimum as in Section 9.2(a)(i), and the Guarantors' liability under this Section shall expire on the first anniversary of the Closing Date, provided that Guarantors' liability with respect to any Guaranteed Obligations for which notice has been given during such one-year period shall survive until resolved. Guarantors' obligations hereunder are primary and direct and not conditioned or contingent upon pursuit of any remedies against Seller, and shall not be limited or affected by any circumstance that might otherwise limit or affect the obligations of a surety or guarantor, all of which are waived to the fullest extent permitted by law. The Guarantors each represent and warrant that they have and will maintain sufficient personal net worth to pay and perform the Guaranteed Obligations hereunder.

                            [SIGNATURE PAGE FOLLOWS]
857808

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
                   ------------------------------------------

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


  BUYER:                 RADIO ONE, INC.


                         By:  ________________________________
                              Name:
                              Title:


  SELLER:                SHIRK, INC.


                         By:  ________________________________
                              Name:
                              Title:


                         IBL, L.L.C.


                         By:  ________________________________
                              Name:
                              Title:



GUARANTORS (as to Section 11.9 only):


                         ______________________________________
                         William G. Mays, an individual


                         ______________________________________
                         William Shirk Poorman, an individual

Schedules:
---------

     1.1(a)                FCC Authorizations
     1.1(b)                Tangible Personal Property
     1.1(c)                Real Property
     1.1(d)                Time Sale Contracts
     1.1(e)                Station Contracts
     1.1(f)                Intangible Property
     1.1(j)                Prepaid Items
     1.2                   Excluded Assets
     2.3                   Consents
     2.4                   Financial Statements
     2.6                   Exceptions to Title
     2.7(a),(d),(e) & (f)  FCC Matters
     2.10                  Station Contracts with Affiliates
     2.12                  Employees
     2.14                  Insurance Policies


Exhibits:
--------

     Exhibit A             Cash Flow Addbacks
     Exhibit B             Subscription
     Exhibit C             Registration Rights Agreement